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                                                                      Exhibit #2

                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                            GOLDEN SKY SYSTEMS, INC.


                                       AND


                            HICKORY TECH CORPORATION


                                   DATED AS OF


                                 APRIL 29, 1997



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                            ASSET PURCHASE AGREEMENT




             This Asset Purchase Agreement ("Agreement") is made and entered into as of this 29th day of April, 1997, by and between Golden Sky Systems, Inc., a Delaware corporation ("Buyer"), and Hickory Tech Corporation, a Minnesota corporation ("Seller").

RECITALS

             Seller is engaged in the business of providing DirecTV programming services to subscribers within the Service Area (as such capitalized terms are defined herein below), pursuant to that certain NRTC Member Agreement with the National Rural Telecommunications Cooperative , and Buyer desires to purchase - and Seller desires to sell - certain of Seller's business and assets, including the NRTC Member Agreement,


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used or held for use in its DirecTV business as conducted within the Service
Area.

             In consideration of the above recitals and the mutual agreements stated in this Agreement, the parties intending to be legally bound, agree as follows:

SECTION 1.   DEFINITIONS.

             In addition to terms defined elsewhere in this Agreement, the following capitalized terms, when used in this Agreement, will have the meanings set forth below:

             1.1 ASSETS. All properties, privileges, rights, interests and claims, personal, tangible and intangible, of every type and description (including, without limitation, Customer Accounts Receivable, Equipment, Licenses, Intangibles, Inventory, and Seller Contracts), that are used, or held for use, by Seller in the Relevant Business and in which Seller has any right, title or interest to the extent the same are assignable by Seller (or in which Seller hereafter acquires any right, title or interest before the Closing
Date), but excluding all Excluded Assets.

             1.2.   RELEVANT BUSINESS.   The business of marketing and
distribution of NRTC/Hughes DirecTV Services to customers (such term may be used synonymously herein with the term subscribers) within the Service Area as conducted by Seller on the date of this Agreement, and as more particularly described on SCHEDULE 1.2.

             1.3 BUSINESS DAY. Any day other than Saturday, Sunday or a day on which banking institutions in New York, New York; Kansas City, Missouri; or Mankato, Minnesota are required or authorized to be closed.

             1.4 CLOSING DATE. The consummation of the transactions contemplated by this Agreement, as described in Section 8, is referred to as the Closing, and the date thereof is referred to as the Closing Date.

             1.5 CUSTOMER ACCOUNTS RECEIVABLE. All of Sellers right, title and interest to receive payment from subscribers for the DirecTV programming services marketed and distributed in Seller's Service Area, as set forth on the most recent NRTC Billing System Report 18B available prior to the Closing Date under the column heading "Ending Gross A/R".

             1.6 ENCUMBRANCE. Any lien, security interest, security agreement, conditional sale or other title retention agreement, limitation, pledge, option, assessment or other such charge, restrictive agreement, restriction, encumbrance, adverse interest, restriction on transfer, or exception to or defect in title or other ownership interest , other than the Permitted Encumbrances described on SCHEDULE 1.6.

             1.7 EQUIPMENT. All test equipment, office equipment, vehicles and other tangible personal property owned, leased, used or held for use in the operation of the Relevant Business (other than Inventory which is separately defined herein), as described on SCHEDULE 1.7.

             1.8    GOVERNMENTAL AUTHORITY.  (i) The United States of America,
(ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like), (iii) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof, or (iv) any agency, authority or instrumentality of any of the foregoing, including


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any court, tribunal, department, bureau, commission or board.

             1.9    INTANGIBLES.   All intangible assets, including Seller
Contracts, subscriber lists, claims, (excluding the name "Direct Vision"), NRTC files and records and goodwill, if any, owned, used or held for use in the Relevant Business to the extent the same are assignable by Seller.

             1.10 INVENTORY. All consumer DSS units intended for sale or resale to the public including, without limitation, satellite dishes, receivers, modems, block converters, fittings, self-install kits, installation supplies and all other assets owned by Seller and intended for resale to the public.
SCHEDULE 1.10 lists the inventory available as of the date of this Agreement and, once updated as required herein, as of the Closing Date.

             1.11 LEGAL REQUIREMENT. Any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

             1.12 LICENSES. All franchises, approvals, authorizations, permits, licenses, easements, registration, qualifications, leases, variances and similar rights obtained from any Governmental Authority or other entity.

             1.13 PERMITTED ENCUMBRANCES. The following Encumbrances: liens for taxes, assessments not yet due and payable and payments pursuant to Seller's Contracts which are not yet due and payable, provided that (i) Permitted Encumbrances will not include any item which could materially adversely affect the operation or the conduct of the Relevant Business and (ii) the classification of any item as a Permitted Encumbrance will not affect any liability Seller may have for such item, including, without limitation, pursuant to any indemnity obligation under this Agreement.

             1.14 PERSON. Any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

             1.15 REQUIRED CONSENTS. "Required Consents" means all licenses, authorizations, approvals and consents required under Seller Contracts or otherwise for (a) Seller to transfer the Assets and the Relevant Business to Buyer, (b) Buyer to conduct the Relevant Business and to own, lease, use and operate the Assets at the places and in the manner in which the Relevant Business is conducted as of the date of this Agreement and on the Closing Date,
(c) Buyer to assume and perform the Seller Contracts, and (d) Buyer to collaterally assign the Assets to its lenders as security for Buyer's indebtedness. Required Consents are listed on SCHEDULE 1.15.

             1.16 SELLER CONTRACTS. All contracts and agreements, pertaining to the ownership, operation and maintenance of the Assets or the Relevant Business or used or held for use in the Relevant Business as described on
SCHEDULE 1.16, including, without limitation, Seller's NRTC Member Agreement for Marketing and Distribution of DBS Services.

             1.17 SERVICE AREA. Collectively, the counties within which Seller operates the Relevant Business, which are the Minnesota counties of LeSeuer, Nicollet, Waseca, Blue Earth, Watonwan, Brown, and Faribault.

             1.18 SERVICES. One or more tiers of NRTC/Hughes DirecTV Subscription Satellite


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Programming sold by Seller in the Relevant Business to subscribers for which a subscriber pays a fixed monthly fee and including pay per view events and ala carte programming services.

             1.19 OTHER DEFINITIONS. The following terms are defined in the Sections indicated:

               Term                               Section
               ----                               -------

               Action                             11.4
               Assumed Liabilities                4.1
               Base Purchase Price                3.2
               Buyer Damages                      11.5
               Buyer Deposit                      3.1
               Claiming Party                     3.4.3
               Dispute Adjustment Amount          3.4.3
               Earnest Money Escrow Agreement     3.1
               Escrow Agent                       3.1
               Final Adjustments Report           3.4.2
               Financial Statements               5.9
               Homes                              5.14
               Indemnified Party                  11.4
               Indemnifying Party                 11.4
               Preliminary Adjustments Report     3.4.1
               Responsible Party                  3.4.3
               Seller Damages                     11.6
               Seller Deposit                     3.2.2
               Survival Period                    11.1

SECTION 2.   SALE OF ASSETS

             2.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions set forth in this Agreement, at the Closing Seller will sell to Buyer, and Buyer will purchase from Seller, all of Seller's rights, title and interest in, to and under the Assets.

SECTION 3.   CONSIDERATION

             3.1 BUYER DEPOSIT. Within five business days after execution of this Agreement and subject to the terms of the "Earnest Money Escrow Agreement", attached hereto as EXHIBIT A, Buyer will deliver to Commerce Bank, N.A. (the "Escrow Agent") the amount of Six Hundred Thousand Dollars ($600,000) and together with all interest earned thereon, shall be referred to herein as the "Buyer Deposit". The Buyer Deposit shall be held by the Escrow Agent pursuant to the Earnest Money Escrow Agreement, and subject to the following:



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                    3.1.1   If the purchase of the Assets under this Agreement
is not consummated on or prior to July 15, 1997, as a result of a breach by Buyer of any of its obligations under this Agreement, Seller shall be entitled to the Buyer Deposit. The payment of the Buyer Deposit by the Escrow Agent to Seller and Seller's receipt thereof, shall (i) be liquidated damages for any and all defaults by Buyer of its obligations under this Agreement, (ii) be in full settlement and release of any and all damages of any nature or kind that Seller suffered or may allege to have suffered as a result of any such breach by Buyer, and (iii) be Seller's sole and exclusive remedy in the event of any such breach by Buyer.

                    3.1.2 If the purchase of the Assets under this Agreement is not consummated for any reason other than as set forth in Section 3.1.1, Seller shall not be entitled to any portion of the Buyer Deposit and, promptly after the termination of this Agreement, the entire Buyer Deposit (together with all interest earned thereon) shall be paid by the Earnest Money Escrow Agent to Buyer.

             3.2 BASE PURCHASE PRICE. Buyer will pay to Seller as consideration for the Assets Seven Million Dollars ($7,000,000), (the "Base Purchase Price"), to be paid at the Closing as set forth below, subject to adjustment as provided in Sections 3.3 and 3.4, and Buyer will assume certain obligations of Seller as provided in Section 4:

                    3.2.1 The Base Purchase Price or such amount as adjusted, will be paid to Seller (or to such payees as Seller may designate) by one or more wire transfers of immediately available funds, in such amounts and to such Seller or payee accounts as shall be designated by Seller. Such designation shall be made not less than five (5) business days prior to the Closing Date; and

                    3.2.2 At the Closing, the Buyer Deposit (together with all interest earned thereon) shall be released to Buyer, and Buyer shall deposit the amount of One Hundred Forty Thousand Dollars ($140,000), which is part of the Base Purchase Price, into a new escrow account with the Escrow Agent (the "Seller Deposit") in accordance with the Indemnity Escrow Agreement, substantially in the form and substance of EXHIBIT B, to be entered into on the Closing Date by Seller, Buyer and the Indemnity Escrow Agent (the "Indemnity Escrow Agreement").

             3.3    ADJUSTMENTS TO BASE PURCHASE PRICE.   The Base Purchase
Price will be adjusted as follows:

As an incentive to Seller to continue to market and grow the Relevant Business, Buyer agrees to compensate Seller for each net additional subscriber added between January 8, 1997 and the Closing Date. The number of subscribers shall be determined by deducting the number of subscribers disclosed on the NRTC Report 17 as of January 8, 1997, from the number of subscribers disclosed on the same report dated most recent to the Closing Date. To qualify for the
additional amount, each such subscriber shall be active.   The additional
compensation shall be paid according to the following schedule:

               (i) Three Hundred Fifty Dollars ($350) for each net additional subscriber to Economy Basic or Select Choice DirecTV Programming packages
                                 or

               (ii) Five Hundred Dollars ($500) for each net additional
                    subscriber to Total Choice, Total Choice Gold, Total Choice Silver, or Total Choice Platinum DirecTV programming services.



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                    3.3.2   Adjustments on a pro rata basis as of the Closing
Date will be made for all prepaid expenses (to the extent that such prepaid expenses accrue to Buyer's benefit), prepaid income and Seller's Customer
Accounts Receivable.   The adjustments made on a pro rata basis as of the
Closing Date will reflect the principle that, unless specified otherwise herein, all expenses and income attributable to Seller's business for the period through the Closing Date are for the account of Seller, and all expenses and income attributable to the business for the period after the Closing Date are for the account of Buyer, all in accordance with generally accepted accounting principles.

                    3.3.3 Buyer will assume responsibility for honoring all advance payments, credit balances and unearned revenues in amounts equal to the amounts reflected in the most recent NRTC Billing systems Report 19A available as of the Closing Date. Buyer will receive credit for these assumptions through a reduction in the Base Purchase Price. Buyer will assume responsibility for honoring amounts due national consumer electronics dealers for commissions for programming services sold prior to the date of Closing, but not billed to the Seller by the NRTC until after the Closing Date. There will be no reduction in the Base Purchase Price for this assumption. Seller will maintain liability for commissions earned and owed to the dealers it has direct commission arrangements with for programming services sold up to the Closing Date.

                    3.3.4 The Base Purchase Price will be decreased by the total amount of consideration paid to Seller for entering into the Non-Competition Agreement described in Section 7.7.

                    3.3.5 The Base Purchase Price will be increased by the total amount of Inventory reflected on the most current books and records of Seller, or $75,000 whichever is less.

                    3.3.6 The Base Purchase Price will be increased an additional $50,000 for the Seller's investment in customer accounts.

             3.4 DETERMINATION OF ADJUSTMENTS. Preliminary and final adjustments to the Base Purchase Price will be determined as follows:

                    3.4.1 At least five Business Days prior to the Closing Date, Seller will deliver to Buyer a report (the "Preliminary Adjustments Report"), certified as to completeness and accuracy by Seller, showing in detail the preliminary determination of the adjustments referred to in Section 3.3, which are calculated as of the Closing Date (or as of any other date agreed by the parties) and any documents substantiating the adjustments proposed in the Preliminary Adjustments Report. The Preliminary Adjustments Report will include a schedule setting forth advance payments and deposits made to or by Seller, as well as accounts receivable information relating to the Relevant Business (showing sums due and their respective aging as of the Closing Date). Seller also will furnish to Buyer its billing report for the most current period as of the Closing Date. The net adjustment shown in the Preliminary Adjustments Report will be reflected as an adjustment to the portion of the Base Purchase Price payable at the Closing. The parties agree that adjustments will be reconciled either forward or backward, as the case may be from the most recent NRTC billing cycle reports.

                    3.4.2 Within 60 days after the Closing, Buyer will deliver to Seller a report (the "Final Adjustments Report"), showing in detail the final determination of all adjustments which were not calculated as of the Closing Date and containing any corrections to the Preliminary Adjustments Report, together with any



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documents substantiating the adjustments proposed in the Final Adjustments
Report. Seller will provide Buyer with reasonable access to all records which Seller has in its possession and which are necessary for Buyer to prepare the Final Adjustments Report.

                    3.4.3 Within 30 days after receipt of the Final Adjustments Report, Seller will give Buyer written notice of Seller's objections, if any, to the Final Adjustments Report. If Seller makes any such objection, the parties will agree on the amount, if any, which is not in dispute within 30 days after Buyer's receipt of Seller's notice of objections to the Final Adjustments Report. Any undisputed amount will serve as an adjustment to the portion of the Base Purchase Price payable under Section 3.2.1. The adjustment of the Base Purchase Price payable under 3.2.1, as so adjusted (but excluding any amounts disputed), will be paid by Buyer to Seller, or paid by Seller to Buyer, whichever the case may be, within 90 days after the Closing Date or within three business days after agreement on the undisputed portion of the Final Adjustments Report, if later. Any disputed amounts will be determined within 120 days after the Closing Date by the accounting firm of Price Waterhouse, Kansas City, Missouri office (or any other accounting firm acceptable to both Buyer and Seller), whose determination (the "Final Determination") will be conclusive. Seller and Buyer will equally share the fees and expenses payable to such firm in connection with such determination. The payment required after determination of all disputed amounts will be made by the Responsible Party (the "Responsible Party") by wire transfer of immediately available funds to the other party (the "Claiming Party") within three business days after the date on which the Final Determination is issued.

             3.5 ALLOCATION OF CONSIDERATION. The consideration payable by Buyer under this Agreement will be allocated among the Assets as set forth in
SCHEDULE 3.5 hereto. Buyer and Seller agree to be bound by the allocation and will not take any position inconsistent with such allocations and will file all returns and reports with respect to the transactions contemplated by this Agreement, including all federal, state and local tax returns, on the basis of such allocations, including, without limitation, IRS Form 8594. The parties agree that Schedule 3.5 shall be negotiated in good faith and finalized on or prior to the Closing Date, unless otherwise mutually agreed.

SECTION 4.   ASSUMED LIABILITIES AND EXCLUDED ASSETS.

             4.1 ASSIGNMENT AND ASSUMPTION. Seller will assign, and Buyer will assume and perform only the Assumed Liabilities, which are defined as: (a) Seller's obligations to subscribers of the Relevant Business for (i) subscriber deposits held by Seller as of the Closing Date and which are refundable, in the amount for which Buyer received credit under Section 3.3.3 (ii) subscriber advance payments held by Seller as of the Closing Date for services to be rendered by the Relevant Business after the Closing Date, in the amount for which Buyer received credit under Section 3.3.3 and (b) obligations after the Closing Date under Seller Contracts and from Subscribers for lease or purchase of subscriber equipment, and (c) the Assumed Liabilities set forth on SCHEDULE
4.1. Buyer does not, pursuant to this Agreement or otherwise, agree to perform, pay, discharge or indemnify Seller against, or otherwise have any responsibility for, any liabilities or obligations of Seller, fixed, contingent or otherwise, relating to or arising out of the Seller's operation of the Relevant Business, except as expressly set forth in this paragraph as an Assumed Liability. It is expressly understood that the parties intend that the Buyer shall not be considered a successor to Seller by reason of any theory of law or equity or otherwise.

             4.2 EXCLUDED ASSETS. The excluded assets (the "Excluded Assets"), which will be retained by Seller, will consist of the following: (a) all contracts, other than those listed on SCHEDULE 1.16; (b) all insurance



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policies and rights and claims thereunder; (c) all bonds, letters of credit, surety instruments and other similar items; (d) all cash and cash equivalents;
(e) all of Seller's rights under any agreement governing or evidencing an obligation of Seller for borrowed money; (f) all of Seller's rights under any contract, license, authorization, agreement or commitment other than those listed on SCHEDULE 1.16 or those creating or evidencing Assumed Liabilities set forth on SCHEDULE 4.1; (g) qualified patronage capital certificates and any patronage dividends which may be due at Closing; (h) all of the assets described on SCHEDULE 4.2; (i) all of Seller's assets used and/or useful in its core operations, not used by Seller in the Relevant Business.

SECTION 5.   REPRESENTATIONS AND WARRANTIES OF SELLER.

             To induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing, as follows:

             5.1 ORGANIZATION AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of Minnesota and has all requisite corporate power and authority to own, lease and use the Assets as they are currently owned, leased and used and to conduct the Relevant Business as it is currently conducted.

             5.2 AUTHORITY AND VALIDITY. Seller has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Seller of its obligations under, and the consummation by Seller of the transactions contemplated by, this Agreement have been duly authorized by all requisite action of Seller. This Agreement has been duly executed and delivered by Seller and is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

             5.3 NO BREACH OR VIOLATION. Subject to obtaining the Required Consents, all of which are listed on SCHEDULE 1.15, the execution, delivery and performance of this Agreement by Seller will not, in any material way: (a) violate any provision of the charter or bylaws of Seller; (b) violate any Legal Requirement; (c) require any consent, approval or authorization of, or any filing with or notice to, any Person; or (d) (i) violate, conflict with or constitute a breach of or default under, (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Seller under, or
(iv) result in the creation or imposition of any Encumbrance under, any Seller Contract or any other instrument evidencing any of the Assets or any instrument or other agreement to which Seller is a party or by which Seller or any of its assets is bound or affected.

             5.4 ASSETS. Seller has exclusive, good and marketable title to (or in the case of Assets that are leased, valid leasehold interests in) the Assets claimed by Seller. The Assets are all of the Assets of Seller necessary to conduct the Relevant Business substantially as it is being conducted on the date of this Agreement and are free and clear of all Encumbrances of any kind or nature, except (a) Permitted Encumbrances, (b) restrictions stated in the Seller Contracts and (c) encumbrances disclosed on SCHEDULE 5.4 which will be removed or otherwise released of record effective at or prior to the Closing, or for which executed releases in form appropriate for filing by Buyer will be delivered to Buyer at Closing. The Equipment and Inventory are in good and operable condition and repair, ordinary wear and tear excepted, and are suitable and adequate for continued use in the manner they are presently used.

             5.5 REAL PROPERTY. There is no real property involved in this transaction.



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             5.6    COMPLIANCE WITH LAWS.

                    5.6.1 The ownership and use of the Assets as they are currently owned and used and in conduct of the Relevant Business as it is currently conducted do not violate any Legal Requirement, which violation, individually or in the aggregate, would have a material adverse effect on the Relevant Business. Seller has not received notice claiming a violation by Seller or the Relevant Business of any Legal Requirement applicable to Seller or the Relevant Business as it is currently conducted and to the best of Seller's knowledge there is no basis for any claim that such a violation exists.

             5.7 PATENTS, TRADEMARKS AND COPYRIGHTS. Other than those listed on SCHEDULE 5.7, Seller does not possess any patent, patent right, trademark or copyright and there is no application pending with any Governmental Authority for any of the foregoing.

             5.8    FINANCIAL STATEMENTS.    Seller will deliver to Buyer
correct and complete copies of its most recent annual report prior to Closing. Since January 1, 1997 (i) the Relevant Business has been operated only in the ordinary course (ii) Seller has not sold or disposed of any Relevant Business assets other than in the ordinary course of business, and (iii) there has been no material adverse change in, and no event has occurred which is likely, individually or in the aggregate, to result in any material adverse change in, the business, operations, assets, prospects or condition (financial or otherwise) of the Relevant Business.

             5.9 LEGAL PROCEEDINGS. Except as set forth on SCHEDULE 5.9, there is no judgment or order outstanding, or any action, suit, complaint, proceeding or investigation by or before any Governmental Authority or any arbitrator pending, or threatened, involving or affecting all or any part of the Assets or the Relevant Business.

             5.10   TAX RETURNS; OTHER REPORTS.   Seller has duly and timely
filed in proper form with the appropriate Governmental Authority all income, franchise, sales, use, property, excise, payroll and other tax returns, and all other reports (whether or not relating to taxes), required to be filed with respect to the Relevant Business. All taxes, fees and assessments, including, without limitation, any interest and penalties with respect thereto, of whatever nature due and payable by Seller with respect to the Relevant Business have been paid, except such amounts as are being contested diligently and in good faith and are not in the aggregate material. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income tax return for any period and there are no tax audits pending.

             5.11  EMPLOYMENT MATTERS.   Seller will provide Buyer a list of
names and positions of all employees engaged in the Relevant Business and a description of their benefits.

     Seller has paid to all employees employed in the Relevant Business all compensation including salaries, commissions, bonuses, deferred compensation, severance, insurance, pensions, profit sharing, vacation, sick pay and other compensation or benefits to which they are entitled for period prior to Closing. All claims of any employee against Seller arising or incurred on or prior to the date of Closing, will remain the responsibility of Seller, whether or not the respective employee is hired by Buyer on or after Closing.

     The employee relations of Seller are good. Seller is in material compliance with all federal and state laws respecting employment and employment practices.

             5.12 SUBSCRIBER COUNT Attached hereto as SCHEDULE 5.12 is the most recent Performance

Indicator Report & Billing Report and Report 17 of NRTC preceding execution of this Agreement disclosing the number of Seller's active subscribers and Households in the Service Area.

             5.13   SYSTEM DATA.     SCHEDULE 1.2 sets forth Seller's  rates for
satellite services, breakdown of the channel packages sold, and a general description of marketing promotions and discounts offered to subscribers since January 1, 1996 and those which may affect the Relevant Business after the Closing Date.

             5.14 DISCLOSURE. No representation or warranty by Seller in this Agreement or in any Schedule or Exhibit to this Agreement, or any statement, list or certificate furnished or to be furnished by Seller pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit any material fact which makes or would make the statements contained therein misleading. Without limiting the generality of the foregoing, the information set forth in SCHEDULE 1.2 concerning the Relevant Business is accurate and complete in all material respects.

             5.15 EXCLUSIVE RIGHTS. Mankato Citizens Telephone Company currently holds the NRTC/Member Agreement for Marketing and Distribution of DBS Services to provide DirecTV programming to homes in the Service Area, which Buyer understands will be transferred to Seller prior to Closing and subsequently transferred to Buyer at Closing. Such Agreement is in full force and effect with no defaults thereunder.

SECTION 6.   REPRESENTATIONS AND WARRANTIES OF BUYER

             To induce Seller to enter into this Agreement, Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing, as follows:

             6.1 ORGANIZATION AND QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as currently conducted and to own, lease, use and operate its assets.

             6.2 AUTHORITY AND VALIDITY. Buyer has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery by Buyer of, the performance by Buyer of its obligations under, and the consummation by Buyer of the transactions contemplated by, this Agreement have been duly authorized by all requisite corporate action of Buyer and this Agreement constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.

             6.3 NO BREACH OR VIOLATION. Subject to obtaining the Required Consents, all of which are listed on SCHEDULE 1.15, the execution, delivery and performance of this Agreement by Buyer will not: (a) violate any provision of the charter or bylaws of Buyer; (b) violate any Legal Requirement; (c) require any consent, approval or authorization of, or any filing with or notice to, any Person; or (d) (i) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any Person), (ii) permit or result in the termination, suspension or modification of (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Buyer under, or (iv) result in the creation or imposition of any Encumbrance under, any instrument or other agreement to which Buyer is a party or by which Buyer or any of its assets is bound or affected, except for purposes of this clause (d) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications, and accelerations as would not, individually or in the aggregate have a material adverse effect on Buyer or on the validity, binding effect or enforceability of this Agreement.

             6.4 DISCLOSURE. No representation or warranty by Buyer in this Agreement or Exhibit to this Agreement, or any statement or certificate furnished or to be furnished by Buyer pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which made.

             6.5 FINANCIAL ABILITY. Buyer has both the financial ability to consummate the transaction contemplated hereby and the staffing and organization necessary to serve the customer base of the Relevant Business.

             6.6   BROKERS OR FINDERS.   Buyer has retained Nations Media
Partners in connection with the transaction contemplated by this Agreement and will be responsible for payment of their fee.

SECTION 7.   ADDITIONAL COVENANTS.

             7.1 ACCESS TO PREMISES AND RECORDS. Between the date of this Agreement and the Closing Date, and upon not less than 48 hours' notice, Seller will give Buyer and its representatives reasonable access at reasonable times to all the premises and books and records of the Relevant Business which can be isolated from Seller's other operations, and to all the Assets and will furnish to Buyer and its representatives all information regarding the Relevant Business and the Assets as Buyer may from time to time reasonably request. Seller agrees it, its officers and employees will cooperate with and assist Buyer in its reasonable requests for information.

             7.2 CONTINUITY AND MAINTENANCE OF OPERATIONS; FINANCIAL STATEMENTS. Except as Buyer may otherwise agree in writing, until the Closing:

                    7.2.1 Seller shall not, following the execution of this agreement, operate the Relevant Business other than in the ordinary course
consistent with past practices and will   not take any action that will
negatively impact the availability of services of its employees employed in connection with the Relevant Business or the beneficial business relationships with customers, suppliers or others having business dealings with the Seller relating to the Relevant Business. Without limiting the generality of the foregoing, Seller will maintain the Assets consistent with past practice, will maintain insurance as in effect on the date of this Agreement and will keep all of its business books, records and files in the ordinary course of business in accordance with past practices. Seller will not itself, and nor will it permit any of its officers, directors, shareholders, agents or employees to, pay any of the Seller's subscriber accounts receivable (other than for their own residences) prior to the Closing Date. Seller will continue to implement its procedures for disconnection and discontinuance of service to subscribers whose accounts are delinquent in accordance with those in effect on the date of this Agreement.

                    7.2.2 Seller agrees it will NOT: (a) make any business decisions which could materially adversely affect the Relevant Business or the Assets; (b) change the rates charged for Services from those listed on SCHEDULE 1.2, on or before the date of Closing unless nationally advertised by DirecTV or unless it experiences a wholesale cost increase greater than ten percent (10%);
(c) sell, transfer or assign any of the Assets (other than in the ordinary course of business) or permit the creation of any material Encumbrance on any Asset; (d) permit the amendment or cancellation of any Seller Contract which affects or is applicable to the Relevant Business; (e) enter into any contract or commitment or incur any indebtedness or other liability or obligation of any kind relating to or the Relevant Business involving an expenditure in excess of $50,000, if such contract, commitment, indebtedness, liability or obligation, by its terms, will survive the Closing; or (f) take or omit to take any action that would cause Seller to be in breach of any of its representations or warranties in this Agreement.

Seller will deliver to Buyer copies of its monthly NRTC reports as reasonably requested by Buyer between execution of this Agreement and the Closing Date.


             7.3 REQUIRED CONSENTS. As soon as practicable after execution of this Agreement, the parties shall use their respective best efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give notice to, any Governmental Authority or Person as is required to be obtained, made or given by either party to consummate the transactions contemplated by this Agreement, including without limitation (i) consents required under the NRTC Member Agreement; and (ii) any authorizations, consents, approvals, actions, filings or notices set forth in
SCHEDULE 1.15. In no event will Buyer be required to agree to any material adverse changes in, or the imposition of any material adverse condition upon the transfer to Buyer of any Seller Contract as a condition to obtaining any Required Consent.

             7.4 NO SHOPPING. Other than as required by law or in furtherance of the consummation of this Agreement, neither Seller nor any agent or representative of Seller will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement, directly or indirectly (a) solicit or initiate the submission of proposals or offers from any Person for, (b) participate in any discussions pertaining thereto, or (c) furnish any information to any Person other than Buyer relating to, any direct or indirect acquisitions or purchase of all or any portion of the Assets.

             7.5 NOTIFICATION OF CERTAIN MATTERS. Each party hereto shall promptly provide to the other, copies of material notices or correspondence from the NRTC relating to the transaction contemplated by this Agreement. Each party shall also promptly notify the other of any fact, event, circumstance or action that, if known on the date of this Agreement, would have been required to be disclosed to the other pursuant to this Agreement or cause the representations or warranties under this Agreement not to be correct and/or complete. In addition, either party shall give prompt written notice to the other of any adverse development causing a breach of its representations and warranties in this Agreement. No disclosure pursuant to this Section 7.5, however, shall be deemed to amend or supplement this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

             7.6 TRANSFER TAXES. In the event that any Governmental Authority or of any state, municipality, county or other subdivision thereof shall at any time impose or otherwise require or demand payment by or from either Seller or Buyer of any state or local sales, use, transfer, excise, documentary or license taxes or fees or any other charge (including filing fees) with respect to Seller's sale or transfer to Buyer of the Assets, Seller and
Buyer equally share the payment.   Consistent with the foregoing, Buyer shall
deliver to Seller its Resale Certificate from the Minnesota Department of Revenue, exempting the transfer of all inventory sold to Buyer from Minnesota Sales Tax.

             7.7 NON-COMPETITION AGREEMENT. At the Closing, the Seller will sign and deliver to Buyer a Non-Competition Agreement substantially in the form of EXHIBIT G-1. The consideration for such Non-competition Agreement shall be allocated as part of the purchase price paid to Seller in accordance with Section

3.5 above. The consideration for the Non-Competition Agreement is included as an adjustment to the Base Purchase Price and shall be paid at Closing to Seller.

             7.8 UPDATED SCHEDULES. Not less than five days prior to Closing, Seller will deliver to Buyer revised copies of Schedules which shall have been updated to show any changes occurring between the date of this Agreement and the date of delivery; provided, however, that for purposes of Seller's representations and warranties and covenants in this Agreement, all references to the Schedules will mean the version of the Schedules attached to this Agreement on the date of signing.

             7.9 USE OF SELLER'S NAME. Buyer may continue to operate the Relevant Business using Seller's trade names and all derivations and abbreviations of such name and related marks for a period of 120 days after the Closing Date, after which period Buyer shall cease all such usage. Buyer shall, not later than the 120th day after the Closing Date, deliver to Seller written affirmation that Buyer has ceased using all of Seller's trade names including the name "Direct Vision"

             7.10 SATISFACTION OF CONDITIONS. Each party will use its reasonable good faith efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement, as set forth in Section 9, provided that Buyer will not be required to agree to any increase in the amount payable with respect to, or any modification that makes more burdensome in any material respect, any of the Assumed Liabilities.

             7.11 CONFIDENTIALITY. No party will issue any press release or make any other public announcement regarding this Agreement or the transactions contemplated hereby without the consent of the other party. Each party will hold, and will cause its employees, consultants, advisors and agents to hold, in confidence, the terms of this Agreement and any non-public information concerning the other party obtained pursuant to this Agreement. Notwithstanding the preceding, a party may disclose such information to the extent required by any Legal Requirement (including disclosure requirements under federal and state securities laws), but the party proposing to disclose such information will first notify and consult with the other party concerning the proposed disclosure, to the extent reasonably feasible. Each party also may disclose such information to employees, consultants, advisors, agents and actual or potential lenders whose knowledge is necessary to facilitate the consummation of the transactions contemplated by this Agreement. Each party's obligation to hold information in confidence will be satisfied if it exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information.

             7.12 DUTY OF GOOD FAITH AND FAIR DEALING. The parties agree to act in good faith with regard to all matters that are the subject of this Agreement, and neither will intentionally nor knowingly take any action or omit to take any action at any time for the primary purpose of depriving the other Party unfairly of any right or benefit that the other Party has at such time under this Agreement.

             7.13 Buyer agrees to cooperate with Seller by assisting Seller with the acquisition of replacement property which is "like kind" to the property Buyer is acquiring. Such acquisition is intended to qualify Seller for like-kind treatment pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended.

             Seller and Buyer will execute an Exchange Agreement for the benefit of the Seller at or before the closing of this transaction. The Exchange Agreement shall specify the terms of affecting a like-kind exchange of properties between Seller and Buyer.

             Seller's proceeds will be held in a qualified escrow account, pursuant to the terms of the Exchange Agreement in order to be used by the Buyer or an Intermediary to acquire replacement properties to complete the exchange. Buyer shall have no obligation for the exchange beyond the proceeds of the escrow account.

             7.14   OPPORTUNITY TO BID ON BILLING SERVICES.   If, within two
years of the Closing Date Buyer determines to outsource its customer billing service to a service provider other than NRTC, Buyer will notify Seller to allow Seller to submit a bid to provide such services.

             7.15   OPPORTUNITY TO BID ON THE RELEVANT BUSINESS.   For a period
of two years after the Closing Date, if Buyer determines to sell the Relevant Business either separately or in conjunction with other of its DBS assets, Buyer will grant Seller an opportunity to make an offer to purchase such assets on the same basis as any other Person. Buyer reserves the right, at its sole discretion, to select the ultimate purchaser on whatever terms and conditions it deems favorable.

             7.16 As soon as practicable as determined by both Buyer and Seller, Buyer agrees to discuss individually with Seller's employees the opportunities for employment with Buyer and the wages and benefits which would be offered to such employees. Seller agrees to make such employees reasonably available for discussions with Buyer about employment after Closing. It is Buyer's intent at the execution of this Agreement to maintain a local presence in the Service Area, and for such time as it is economically feasible as determined by Buyer. Buyer needs employees to establish and maintain such a presence and would like to consider Seller's current employees for such positions if such employees are individually willing to discuss the possibilities of employment with Buyer.

SECTION 8.   CLOSING.

     Provided that all Required Consents are obtained no later than June 1, 1997, the Closing shall be made effective as of the June, 1997 NRTC cutoff date and shall occur no later than seven days after the NRTC cutoff date. In the event the Required Consents are not obtained on or prior to June 1, 1997, the Closing shall be made effective as of the July, 1997 NRTC cutoff date but in no event shall the Closing occur later than July 15, 1997. The Closing will be held at the offices of Buyer in Kansas City, Missouri or at such other place as Buyer and Seller may agree.

SECTION 9.   CONDITIONS TO CLOSING.

             9.1 CONDITIONS TO THE OBLIGATIONS OF BUYER AND SELLER. The obligations of each party to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver, to the extent permitted by applicable Legal Requirements, at or prior to the Closing Date, of each of the following conditions:

                    9.1.1 No action, suit or proceeding is pending or threatened by or before any Governmental Authority and no Legal Requirement has been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement by a Governmental Authority, which would (a) prohibit Buyer's ownership of the Relevant Business or the Assets, (b) compel Buyer to dispose of or hold separate all or a material portion of the Relevant Business or the Assets as a result of any of the transactions contemplated by this Agreement, or (c) prevent or make illegal the consummation of any transactions contemplated by this Agreement.

             9.2 CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver by Buyer, to the extent permitted by applicable Legal Requirements, at or prior to the Closing Date, of each of the following conditions:

                    9.2.1 All representations and warranties of Seller contained in this Agreement are, if not specifically qualified by materiality, true in all respects and, if so qualified, are true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for changes specifically permitted or contemplated by this Agreement.

                    9.2.2 Seller has performed and complied in all material respects with each obligation, agreement, covenant and condition required by this Agreement to be performed or complied with by Seller at or prior to the Closing, including the payment of all outstanding taxes and NRTC invoices.

                    9.2.3 Seller has executed (or caused to be executed) and delivered to Buyer each of the following items:

                    (a) an Earnest Money Escrow Agreement, substantially in the form attached as EXHIBIT A;

                    (b) an Indemnity Escrow Agreement substantially in the form attached as EXHIBIT B;

                    (c) a Bill of Sale substantially in the form attached as EXHIBIT C;

                    (d) an Assignment and Assumption Agreement substantially in the form attached as EXHIBIT D;

                    (e) Non-Competition Agreements signed by Seller substantially in the form attached as EXHIBIT G;

                    (f) such other transfer instruments as Buyer may reasonably deem necessary or advisable to transfer the Assets to Buyer and to perfect Buyer's rights in the Assets.

                    9.2.4 Seller has delivered to Buyer evidence, in form and substance satisfactory to Buyer, that all of the Required Consents have been obtained or given and are in full force and effect.

                    9.2.5 No action, proceeding or investigation has been instituted or threatened prior to Closing by or before any court or Governmental Authority which would, if determined adversely to Buyer's interest, materially impair the ability of Buyer to realize the benefits of the transactions contemplated by this Agreement.

                    9.2.6 Seller has delivered releases, in form reasonably satisfactory to Buyer, of all Encumbrances affecting any of the Assets (other than Permitted Encumbrances).

                    9.2.7 Seller has delivered to Buyer: (a) a certificate, dated the Closing Date, signed by Seller's President or Chief Financial Officer, stating that to the best of his knowledge in his corporate capacity, the conditions set forth in Sections 9.2.1 and 9.2.2 are satisfied; (b) a copy of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this agreement by Seller, and a certificate of Seller, dated as of the Closing, that such resolutions were duly adopted and are in full force and effect as of the date of Closing; and (c) such other documents as Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

                    9.2.8 Seller has not less than Ninety-three Thousand Dollars ($93,000) in gross monthly revenue from the sale of DirecTV programming services.

                    9.2.9 Buyer will receive the opinion of Blethen, Gage & Krause, PLLP, counsel for Seller dated the Closing Date, in the form of EXHIBIT F.

                    9.2.10 Buyer and Seller have negotiated and finalized the allocation of the purchase price among the Assets as required by Section 3.5 of this Agreement.

             9.3    CONDITIONS TO OBLIGATIONS OF SELLER.    The obligations of
Seller to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver by Seller, to the extent permitted by applicable Legal Requirement, at or prior to the Closing Date, of each of the following conditions:

                    9.3.1 Buyer has paid the Base Purchase Price required to be paid at the Closing, as adjusted in accordance with this Agreement.

                    9.3.2 All representations and warranties of Buyer contained in this Agreement are, if not specifically qualified by materiality, true and correct in all respects and, if so qualified, are true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for changes specifically permitted or contemplated by this Agreement.

                    9.3.3 Buyer in all material respects has performed and complied with each obligation, agreement, covenant and condition required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

Buyer has executed and delivered to Seller each of the following items:
                            a.   an Earnest Money Escrow Agreement,
                                 substantially in the form attached as EXHIBIT
                                 A:

                            b. an Indemnity Escrow Agreement, substantially in the form attached as EXHIBIT B;

                            c. an Assignment and Assumption Agreement in the form attached as EXHIBIT D;

                            d. such other transfer instruments as Seller may reasonably deem necessary or advisable to transfer the Assets to Buyer.

                    9.3.5 Buyer has delivered to Seller the following: (a) a certificate, dated the Closing Date, signed by the chief executive officer of Buyer, stating that to the best of his knowledge in his corporate capacity, the conditions set forth in Sections 9.3.2 and 9.3.3 are satisfied; (b) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this agreement by Buyer, and a certificate of Buyer, dated as of the Closing, that such resolutions were duly adopted and are in full force and effect as of the date of Closing; and (c) such other documents as Seller may reasonably request in connection with the transactions contemplated by this Agreement.

                    9.3.6 Seller has received the opinion of Polsinelli, White, Vardeman & Shalton, P.C.,, counsel for Buyer, or such other law firm, which Buyer in its discretion chooses to use, dated the Closing Date, in the form of EXHIBIT H.

                    9.3.7 Buyer has delivered to Seller a Resale Certificate from the Minnesota Department of Revenue.

                    9.3.8 Buyer and Seller have negotiated and finalized the allocation of the purchase price among the assets as required by Section 3.5 of this Agreement.

                    9.3.9 No action, proceeding or investigation has been instituted or threatened prior to Closing by or before any court or Governmental authority which would, if determined adversely to Buyer's interest, materially impair the ability of Seller to realize the benefits of the transactions contemplated by this Agreement.

             9.4 WAIVER OF CONDITIONS. Any party may waive any or all of the conditions to its obligations under this Agreement.

SECTION 10.  TERMINATION.

             10.1 EVENTS OF TERMINATION. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

                    (a)  by the mutual written consent of Buyer and Seller;

                    (b) by Buyer or Seller, if the transactions contemplated by this Agreement to take place at the Closing have not been consummated on or before July 15, 1997, other than as extended by mutual agreement of the parties unless such failure is the result of not having obtained the Required Consents to transfer the NRTC/Member Agreement for Distribution of DirecTV services notwithstanding the good faith efforts by either party to obtain the same. In the event NRTC issues a written rejection of the application to transfer Seller's Member Agreement to Buyer which specifically states such rejection is due to a determination by the NRTC that Buyer is undercapitalized or is lacking in customer service capabilities, Buyer agrees to forfeit to Seller $250,000 of the Buyer Deposit. The remaining Buyer Deposit would then be returned to Buyer. If, for any other reason, the Required Consent to transfer the NRTC Member Agreement is not forthcoming, either party may terminate this Agreement and subject to the terms herein, have no further obligation to the other, provided 100% of the Buyer Deposit is returned to Buyer.

             10.2 LIABILITIES IN EVENT OF TERMINATION. Subject to the provisions of Section 3.1, the termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement.

             10.3 PROCEDURE UPON TERMINATION. In the event of the termination of this Agreement by Buyer or Seller pursuant to this Section 10, notice of such termination will promptly be given by the terminating party to the other unless otherwise provided in Section 10.1 (b), the liability of the parties following termination shall be subject to Section 3.1.1.

SECTION 11.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

             11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller in this Agreement and in the documents and instruments to be delivered by Seller pursuant to this Agreement will survive the Closing without limitation until the first anniversary of the Closing Date, except that all such representations and warranties with respect to any federal, state or local taxes or copyright matter will survive until the expiration of the applicable statute of limitations (including any extensions) for such federal, state or local taxes or copyright matter, respectively. The representations and warranties of Buyer in this Agreement and in the documents and instruments to be delivered by Buyer pursuant to this Agreement will survive the Closing without limitation until the first anniversary of the Closing Date. The periods of survival of the representations and warranties prescribed by this
Section 11.1 are referred to as the "Survival Period". The liabilities of the parties under their respective representations and warranties will expire as of the expiration of the applicable Survival Period; provided, however, that such expiration will not include, extend or apply to any representation or warranty, the breach of which has been asserted in written notice to the other party before such expiration indicating the facts or conditions existing that, with the passage of time or otherwise, can reasonably be expected to result in a breach (and describing such potential breach in reasonable detail).

             11.2 INDEMNIFICATION BY SELLER. Seller will indemnify, defend and hold harmless Buyer and its shareholders and its and their respective Affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns of any of such Persons, from and against:

                    (a) all losses, damages, liabilities, deficiencies or obligations of or to Buyer resulting from or arising out of
                    (i) any breach of any then surviving representation or warranty made by Seller in this Agreement, (ii) any breach of any then surviving covenant, agreement or obligation of Seller contained in this Agreement, (iii) any third party claim with respect to any act or omission of Seller with respect to Seller's operation of the Assets or Seller's conduct of the Relevant Business, which act or omission occurred prior to or on the Closing Date without regard to whether such third party claim with respect to such act or omission is asserted before or after the Closing Date, (iv) any liability or obligation of Seller not included in the Assumed Liabilities, (v) any claim that the transactions contemplated by this Agreement violate any bulk transfer or fraudulent conveyance laws of any jurisdiction, (vi) Seller's failure to deliver any Required Consent to Buyer, and (vii) any claim relating in any manner to the operation of the Relevant Business prior to and on the Closing Date.

                    (b) all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

Provided, however, that Seller's cumulative liability by reason of any of the foregoing shall not exceed the sum of Two Million Five Hundred Thousand Dollars ($2,500,000), and Buyer expressly waives any and all claims against the Seller to the full extent of such excess.

             11.3   INDEMNIFICATION BY BUYER.     Buyer will indemnify, defend
and hold harmless Seller and its shareholders and its and their respective Affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns of any of such Persons, from and against:

                    (a) all losses, damages, liabilities, deficiencies or obligations of or to Seller or any such other indemnified Person resulting from or arising out of (i) any breach of any representation or warranty made by Buyer in this Agreement, (ii) the breach of any covenant, agreement or obligation of Buyer contained in this Agreement or (iii) the failure by Buyer to perform any of its obligations in respect of the Assumed Liabilities; and (iv) any third party claim with respect to any act or omission of Buyer with respect to Buyer's operation of the Assets or Buyer's conduct of the Relevant Business, which act or omission occurred after the Closing Date; and

                    (b) all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including, without limitation, settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

Provided, however, that Buyer's cumulative liability by reason of any of the foregoing shall not exceed the sum of Two Million Five Hundred Thousand Dollars ($2,500,000), and Seller expressly waives any and all claims against Buyer to the extent of such excess.

             11.4 THIRD PARTY CLAIMS. Promptly (and in any event within 30 days) after the receipt by any party of notice of any claim, action, suit or proceeding by any Person who is not a party to this Agreement (collectively, an "Action"), which Action is subject to indemnification under this Agreement, such party (the "Indemnified Party") will give reasonable written notice to the party from whom indemnification is claimed (the "Indemnifying Party"). The Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time (and in any event within 30 days) after the giving of such notice by the Indemnified Party, (a) admits in writing to the Indemnified Party the Indemnifying Party's liability to the Indemnified Party for such Action under the terms of this Section 11, (b) notifies the Indemnified Party in writing of the Indemnifying Party's intention to assume such defense, (c) provides evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party's ability to pay the amount, if any, for which the Indemnified Party may be liable as a result of such Action, and (d) retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The other party will cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance with this Agreement in any reasonable manner. The Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) the Indemnified Party will have been advised by its counsel that there may be one or more defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnity provided in this Section 11 will be paid by the Indemnifying Party. No Indemnified Party will settle or compromise any such Action for which it is entitled to indemnification under this Agreement without prior written consent of the Indemnifying Party, unless the Indemnifying Party has failed, after reasonable notice, to undertake control of such Action in the manner provided in this Section 11.4. No Indemnifying Party will settle or compromise any such Action (A) in which any relief other than the payment of money damages is sought against any Indemnified Party or (B) in the case of any Action relating to the Indemnified Party's liability for any tax, if the effect of such settlement would be an increase in the liability of the Indemnified Party for the payment of any tax for any period beginning after the Closing Date, unless the Indemnified Party consents in writing to such compromise or settlement.

             11.5 LIMITATIONS ON INDEMNIFICATION - SELLER. Seller will not be liable for indemnification arising under this Agreement for (a) any losses, damages, liabilities, deficiencies or obligations of or to Buyer or any other person entitled to indemnification from Seller or (b) any claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing (the items described in clauses (a) and (b) collectively being referred to for purposes of this Section 11.5 as "Buyer Damages"), unless and until the amount of Buyer Damages for which Seller would, but for the provisions of this Section 11.5, be liable exceeds, on an aggregate basis, the sum of $25,000 whereupon and whereafter Seller will be liable for all Buyer Damages in excess of $25,000, but not to exceed $2,500,000, which will be due and payable within 15 days after Seller's receipt of a statement therefor.

             11.6   LIMITATIONS ON INDEMNIFICATION - BUYER.   Except as provided
in Section 3.1, Buyer will not be liable for indemnification arising under this Agreement for (a) any losses, damages, liabilities, deficiencies or obligations of or to Seller or any other person entitled to indemnification from Buyer or
(b) any claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing (the items described in clauses (a) and (b) collectively being referred to for purposes of this Section 11.6 as "Seller Damages") unless and until the amount of Seller Damages for which Buyer would, but for the provisions of this Section 11.6, be liable exceeds, on an aggregate basis, the sum of $25,000, whereupon and whereafter Buyer will be liable for all such damages in excess of $25,000, but not to exceed $2,500,000, which will be due and payable within 15 days after Buyer's receipt of a statement therefor.

SECTION 12.  MISCELLANEOUS

             12.1 TRANSITION. Seller shall cooperate in good faith with Buyer to assure a smooth transition of the Assets and the operation of the Relevant Business after Closing.

             12.2 PARTIES OBLIGATED AND BENEFITED. Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other parties, no party will assign any of its rights under this Agreement or delegate any of its duties under this Agreement, provided that Buyer may, without the consent of any other party, (i) assign or delegate its rights or obligations under this Agreement to any subsidiary thereof, and such assignee will be substituted for Buyer under this Agreement as though it were the original party to this Agreement and Buyer will be released from all obligations under this Agreement, and (ii) make a collateral assignment of its rights hereunder to Buyer's or its assignee's secured lenders.

             12.3 NOTICES. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given only if delivered in person or sent by first class, prepaid, registered or certified mail (return receipt requested), or delivered by commercial courier (e.g., United Parcel Service or Federal Express) or, if receipt is confirmed, by telecopier:



                    To Buyer at:   605 West 47th Street, Suite 300
                                   Kansas City, Missouri 64112
                    Attention:     Rodney A. Weary, President
                    Telephone:     (816) 753-5544
                    Telecopy:      (816) 753-5595

                    With a copy (which will not constitute notice) transmitted by telecopier to:

                                   605 West 47th Street, Suite 300
                                   Kansas City, MO 64112
                    Attention:     Jo Ellen Linn, Esq.
                    Telephone:     (816) 753-5544
                    Telecopy:      (816)  753-5595


                    To Seller at:  221 E. Hickory St.
                                   P.O. Box 3248
                                   Mankato , MN  56002
                    Attention:     Robert D. Alton
                    Telephone:     (507) 387-3355
                    Telecopy:      (507) 625-9191

                    With a copy (which shall not constitute notice) transmitted by telecopier to:

                                   Blethen, Gage & Krause, PLLP
                                   127 South Second Street
                                   P.O. Box 3049
                                   Mankato, MN  56002-3049
                    Attention:     Michael C. Karp
                    Telephone:     (507) 345-1166
                    Telecopier:    (507) 345-8003

Any party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section 12.3. All notices will be deemed to have been received on the date of delivery or on the third business day after mailing in accordance with this Section, except that any notice of a change of address will be effective only upon actual receipt.

             12.4 ATTORNEYS' FEES. In the event of any action or suit based upon or arising out of any alleged breach by any party of any representation, warranty, covenant or agreement contained in this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other party.

             12.5 RIGHT TO SPECIFIC PERFORMANCE. The parties acknowledge that the unique nature of the Assets to be purchased by Buyer pursuant to this Agreement renders money damages an inadequate remedy for the breach by Seller or Buyer of its obligations under this Agreement, and the parties agree that, in the event of such breach, the parties will upon proper action instituted by it, be entitled to a decree of specific performance of this Agreement.

             12.6 WAIVER. This Agreement or any of its provisions may not be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

             12.7 CAPTIONS. The article and section captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

             12.8 CHOICE OF LAW. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES UNDER IT WILL BE GOVERNED AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA. THE APPROPRIATE JURISDICTION AND VENUE IN CONNECTION WITH THE INTERPRETATION OF OR ANY DISPUTES CONCERNING THIS AGREEMENT WILL BE IN THE DISTRICT COURT OF BLUE EARTH COUNTY, MINNESOTA, FIFTH JUDICIAL DISTRICT.

             12.9 TERMS. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The world "include" and derivatives of that word are used in this Agreement in an illustrative sense rather than a limiting sense.

             12.10 RIGHTS CUMULATIVE. All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

             12.11 FURTHER ACTIONS. Seller and Buyer will execute and deliver to the other, from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

             12.12 TIME. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a business day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding business day.

             12.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original.

             12.14 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits referred to in this Agreement, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the parties and supersedes all prior oral or written agreements and understandings with respect to the subject matter. This Agreement may not be amended or modified except by a writing signed by the parties.

             12.15 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.

             12.16 LATE PAYMENTS. If either party fails to pay the other any adjustment amounts when due under this agreement, such amounts due will bear interest from the due date to the date of payment at the annual rate publicly announced from time to time by Citibank, N.A. at its prime rate (the "Prime Rate") plus 3%, adjusted as and when changes in the Prime Rate are made; provided, however, that the interest and charges assessable under this paragraph shall not be assessed as to any amount disputed in good faith.

             12.17 EXPENSES. Except as otherwise expressly provided in this Agreement, each party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

     The parties have executed this Agreement as of the day and year first above written.

                         SELLER:

                         HICKORY TECH CORPORATION
                         By:


                         ------------------------------------------------
                         Robert D. Alton


                         BUYER:

                         GOLDEN SKY SYSTEMS, INC.
                         By:


                         ------------------------------------
                         Rodney A. Weary, President